Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Resignation
of Scott D. Peters as Chief Executive Officer and Director
Gary H. Hunt to Serve as Interim CEO; Search for Successor Underway
SANTA ANA, Calif., July 11, 2008 — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that its Board of Directors has accepted the resignation of Scott D. Peters as Chief Executive Officer, President and Director, effective immediately. Peters resigned to pursue other interests. The Board has appointed Independent Director Gary H. Hunt, interim Chief Executive Officer and a search for a permanent CEO is underway.
     Hunt currently serves on the Board of Directors of William Lyon Company and is Chairman of the Advisory Board of Kennecott Land Company. Hunt is also a Senior Advisor to Lennar Corporation, Tejon Ranch Company and DMB LLC of Scottsdale, Ariz., all master community developers located in the Western United States. Hunt was previously the Executive Vice President and a member of the Board and Executive Committee of The Irvine Company.
     “We couldn’t be more appreciative of Scott’s efforts, especially the role he played both during the merger and over the past seven months as we’ve begun executing on Grubb & Ellis’ long-term growth strategy,” said Glenn L. Carpenter, Chairman of the Board of Directors.
     Peters is expected to continue as a strategic advisor to the Company and there has been no change in his status as Chairman and Chief Executive Officer of Grubb & Ellis Healthcare REIT or as Executive Vice President of Grubb & Ellis Apartment REIT.
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Grubb & Ellis Company
1551 N Tustin Avenue, Suite 300      Santa Ana,      CA      92705      714.667.8252

2 – 2 – 2
07/11/08
Grubb & Ellis Company Announces Resignation of Scott D. Peters as Chief Executive Officer and
Director
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-looking Statement
Except for historical information, statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors; and (viii) other factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2007, and Form 10-Q for the quarter ended March 31, 2008 filed with the SEC.
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